Exhibit 5.1
The McGeary Law Firm, P.C.
1600 Airport Fwy., Suite 300
Bedford, Texas 76022
(817)-268-3520
(817)-268-3534 fax

November 9, 2012

Jammin Java Corp.
8200 Wilshire Blvd., Suite 200
Beverly Hills, CA 90211

Re: Registration Statement on Form S-8

I am delivering this opinion at your request in connection with the registration on Form S-8 (the “Registration Statement”) by Jammin Java Corp. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of 12,000,000 shares of common stock, par value $.001 per share (the “Shares”) issuable under the Company’s 2012 Equity Incentive Plan (the “Plan”).

In connection with the following opinion, I have examined and have relied upon such documents, records, certificates, statements and instruments as I have deemed necessary and appropriate to render the opinion herein set forth. For the purpose of the opinions expressed below, I have also examined the Registration Statement to be filed with the Securities and Exchange Commission covering the common stock in this offering. I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of corporate records (including the Registration Statement with its exhibits) provided by the officers of the Company. I have made such investigations of law as I have considered necessary or appropriate as a basis for my opinion.

I have assumed without any inquiry or other investigation (a) the legal capacity of each natural person, (b) the accuracy on the date of this letter as well as the date made of each statement as to any factual matter contained in any of documents submitted to me (the “Documents”), (c) the genuineness of each signature on any of the Documents, the completeness of each of the Documents, the authenticity of each of the Documents submitted as an original, the conformity to the original of each of the Documents submitted as a copy and the authenticity of the original of each of the Documents submitted to me as a copy and (d) that, when issued in accordance with the Plan, appropriate certificates complying with applicable law evidencing the Shares will be properly executed or the Shares will be uncertificated shares complying with applicable law.

Based upon the foregoing, it is my opinion that the Shares have been duly authorized, and when the Shares are issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

I am admitted to practice in the State of Texas.  My opinions herein are with respect to the laws of the state of Nevada (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such Law and such Constitution) and federal law only. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. This opinion is limited to matters existing as of this date, and no responsibility is assumed to advise of changes (factual or legal) which may hereafter occur, whether deemed material or not.

I hereby consent to the inclusion of my opinion filed as an exhibit to the Registration Statement. In giving such consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ Aaron D. McGeary
Aaron D. McGeary